                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): November 19, 2002

                      ANNUITY AND LIFE RE (HOLDINGS), LTD.
               (Exact Name of Registrant as Specified in Charter)




    Bermuda                       0-23625                      Not Applicable
    -------                       -------                      --------------
(State or Other                 (Commission                     (IRS Employer
 Jurisdiction of                File Number)                 Identification No.)
 Incorporation)


                       Cumberland House, 1 Victoria Street
                             Hamilton, Bermuda HM 11
                ---------------------------------------------------
                (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (441) 296-7667
                                                           --------------


          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events and Required FD Disclosure.

            PENDING RESTATEMENT OF 2000 AND 2001 FINANCIAL STATEMENTS

      As previously announced, we have been in discussion with the staff of the Securities and Exchange Commission regarding certain matters related to our previous public filings. As a result of those discussions, we will restate our financial statements for the fiscal years ended December 31, 2000 and 2001. We will restate our financial statements for the fiscal year ended December 31, 2001 to reflect the bifurcation and separate accounting for embedded derivatives contained in certain of our annuity reinsurance contracts in accordance with Statement of Financial Accounting Standards No. 133 - Accounting for Derivative Instruments and Hedging Activities. In addition, we will reclassify the $19,500,000 reserve component of a $33,000,000 charge taken in the fourth quarter of 2001 in connection with minimum interest guarantees on our largest annuity reinsurance contract as a reduction of our carried balance for deferred acquisition costs. Further, based on information now in our possession, portions of the $33,000,000 charge will be allocated across certain prior periods. Similarly, the restatement of our financial statements for the fiscal year ended December 31, 2000 will recognize certain minimum interest guarantee payments made during that year as an expense rather than as a reduction in our interest sensitive contracts liability. Our net income for the fiscal year ended December 31, 2000 is expected to decline by no more than three percent as a result of the restatement. We also intend to restate the financial statements included in our Forms 10-Q filed for the quarters ended March 31 and June 30, 2002. We will file a Form 10-Q for the quarter ended September 30, 2002 as soon as practicable.

      In light of the time that we feel may be necessary to complete the restatement, as well as the possible further delay in the filing our Form 10-Q for the quarter ended September 30, 2002, we have set forth below information that we believe will assist investors in better understanding our business and the current challenges we are facing.

                                    BUSINESS

OVERVIEW

      Annuity and Life Re (Holdings), Ltd. was incorporated on December 2, 1997 under the laws of Bermuda. We provide annuity and life reinsurance to select insurers and reinsurers through our wholly-owned subsidiaries: Annuity and Life Reassurance, Ltd., which is licensed under the insurance laws of Bermuda as a long term insurer; and Annuity and Life Re America, Inc., an insurance holding company based in the United States, and its subsidiary, Annuity and Life Reassurance America, Inc., a life insurance company authorized to conduct business in over 40 states of the United States and the District of Columbia. We acquired Annuity and Life Reassurance America on June 1, 2000.

BUSINESS WRITTEN

General

      The business of reinsurance generally consists of reinsurers, such as Annuity and Life Re, entering into contractual arrangements (known as treaties) with primary insurers (known as ceding companies or cedents) whereby the reinsurer agrees to indemnify the ceding company for all or a portion of the risks associated with an underlying insurance policy in exchange for a reinsurance premium payable to the reinsurer. Reinsurers also may enter into retrocessional reinsurance arrangements with other reinsurers, which operate in a manner similar to the underlying reinsurance arrangement described above. Under retrocessional reinsurance arrangements, the reinsurer shifts a portion of the risk associated with an underlying reinsurance contract to other reinsurers.

      Reinsurance agreements may be written on an automatic treaty basis or facultative basis. An automatic treaty provides for a ceding company to cede contractually agreed-upon risks on identified types of business that meet established criteria to a reinsurer and binds that reinsurer to accept such risks without obtaining further approval from that reinsurer. Facultative reinsurance is the reinsurance of individual risks, which allows a reinsurer the opportunity to analyze and separately underwrite a risk before agreeing to accept the risk. Both automatic treaty and facultative reinsurance may be written on either a quota share basis, where a percentage of each risk in the reinsured class of risk is assumed by the reinsurer from the ceding company, or an excess of retention basis, where the amount of risk of each life in excess of the ceding company's retention is reinsured. Under either basis, premiums are paid to the reinsurer in proportion to the risk assumed by the reinsurer. Reinsurance can also be on an excess of loss basis, where a reinsurer indemnifies the ceding company for a portion of claims exceeding a specified amount retained by the ceding company in consideration of non-proportional premiums being paid to the reinsurer. The reinsurer's obligation under an excess of loss contract may be limited to a specified amount of such excess claim.

      We write reinsurance generally in the form of yearly renewable term, coinsurance, modified coinsurance or coinsurance funds withheld. Under yearly renewable term, we share only in the mortality risk for which we receive a premium. In coinsurance, modified coinsurance and coinsurance funds withheld arrangements, we generally share proportionately in all or a portion of the risks inherent in the underlying policies, including mortality, persistency and fluctuations in investment results. Under such agreements, we agree to indemnify the primary insurer for all or a portion of the risks associated with the underlying insurance policies in exchange for a proportionate share of premiums. Coinsurance differs from modified coinsurance and coinsurance funds withheld with respect to ownership of the assets supporting the reserves. Under our coinsurance arrangements, ownership of these assets is transferred to us, whereas, in modified coinsurance and coinsurance funds withheld arrangements, the ceding company retains ownership of these assets, but we share in the investment income and risk associated with the assets.

      Our reinsurance treaties may provide for recapture rights, permitting the ceding company to reassume all or a portion of the risk ceded to us after an agreed-upon period of time (generally 10 years), subject to certain other conditions. Some of our reinsurance treaties allow the ceding company to recapture the ceded risk if we fail to maintain a specified rating or if other financial conditions relating to us are not satisfied. Recapture of business previously ceded does not affect earned premiums paid to us prior to the recapture of such business and may involve the payment to us of a recapture fee. Nevertheless, we may have to liquidate substantial assets in order to return the assets supporting the reserve liabilities. In addition, we would no longer be entitled to receive any investment income from the premiums paid by the policyholders underlying the recaptured business and, consequently, we may have to accelerate the amortization of any unamortized deferred acquisition costs associated with the recaptured business, which would reduce our earnings.

Risks Reinsured

      We write reinsurance predominantly on a direct basis with primary life insurance companies. Our major business lines are traditional life reinsurance and annuity reinsurance, which expose us to the following categories of risks:
(i) mortality, (ii) investment, (iii) persistency (or lapse) and (iv) expense.

      Mortality risk is the risk that death claims differ from what we expect. With respect to our life segment, a greater frequency or higher average size of death claims than we expected can cause us to pay greater death benefits, adversely affecting the profitability of our reinsurance contracts. Even if the total death benefits paid over the life of our contracts do not exceed the expected amount, unexpected timing of deaths, such as occurred with the attack on the World Trade Center, can cause us to pay more death benefits in a given time period than expected, adversely impacting profitability in that period. We try to address these risks by analyzing each block of business based on an evaluation of the ceding company's underwriting efficacy, history, management, target market, concentration of risk, products and underwriting criteria relative to the industry. We target primarily "first dollar" quota share pools of top producing direct writing companies under which we participate proportionately with other reinsurers on all of the ceded risks. We seek to mitigate our risk of exposure to any one block of business or any one individual life by typically requiring our ceding companies to retain at least 10% of every life insurance risk reinsured. We further address the risk of any one large claim by limiting our own net liability on any single-life risk to $1,000,000. Certain of the annuity policies we reinsure are in the payout phase, and are therefore subject to the risk that policyholders will survive for longer periods than we assumed when pricing the reinsurance contract. If policyholders live longer than we assumed, we may be required to pay greater than expected annuity payout benefits in future periods.

      We are subject to investment risk with respect to our own investments and with respect to the assets held and managed by our ceding companies or others under our modified coinsurance and coinsurance funds withheld arrangements. Our investments, which primarily consist of investment grade fixed income securities, are subject to interest rate and credit risk. Significant changes in interest rates expose us to the risk of earning less income during periods when interest rates are falling, or realizing losses if we are forced to sell securities during periods when interest rates are rising. We are also subject to prepayment risk on certain securities in our investment portfolio, including mortgage-backed securities and collateralized mortgage obligations, which generally prepay faster during periods of falling interest rates as the underlying mortgage loans are repaid and refinanced by borrowers in order to take advantage of lower interest rates.

      We also have over $1.4 billion in assets that are held and managed by our ceding companies or others under our modified coinsurance and coinsurance funds withheld arrangements. While we do not own these assets, they are used to fund our obligations under our annuity reinsurance contracts. Those assets are primarily invested in fixed income securities and, with respect to our largest annuity reinsurance contract, in investment grade convertible bonds. The fixed income securities in which the assets held and managed by our ceding companies or others are invested are subject to risks similar to those described above with respect to our own investments. The value of convertible bonds is a function of their investment value (determined by comparing their yield with the yields of other securities of comparable maturity and quality that do not have a conversion privilege) and their conversion value (their market value if converted into the underlying common stock). The investment value of convertible bonds is influenced by changes in interest rates, with investment value declining as interest rates increase and increasing as interest rates decline, and by the credit standing of the issuer and other factors. The conversion value of convertible bonds is determined by the market price of the underlying common stock. If the conversion value is below the market value of the underlying common stock, the price of the convertible bonds is governed principally by their investment value. To the extent the market price of the underlying common stock approaches or exceeds the conversion price, the price of the convertible bonds will be increasingly influenced by their conversion value. Consequently, the value of convertible bonds may be influenced by changes in the equity markets.

      We are also subject to investment risk based on the difference between the interest rates earned on the investments managed by us or our ceding companies and the credited interest rates paid under policies reinsured by us. Both rising and declining interest rates can affect the income we derive from these interest rate spreads. During periods in which prevailing market interest rates are falling, any new investments made in fixed income securities to replace investments that mature or are prepaid will likely bear lower interest rates, reducing our investment income. We may not be able to fully offset the decline in our investment income with lower crediting rates on our contracts for the reinsurance of annuities or life insurance policies with fixed or guaranteed interest rate components. During periods of rising interest rates, our ceding companies may need to increase the crediting rates on the annuities or life insurance policies with cash value components that we reinsure. We may not, however, be able to acquire investments with interest rates sufficient to offset the increased crediting rates under our reinsured products. Significant declines in the financial markets generally also increase our investment risk, because the return we receive on our assets may not be sufficient to fully offset the cost of benefits due under certain reinsured policies. Certain policy benefits, such as guaranteed minimum death benefits, "ratchet" up the death benefit when policyholder account values increase, but do not reduce the death benefit when policyholder account values decrease. During periods in which the general value of the financial markets and policyholder account values are falling, claims from such guaranteed minimum death benefits increase because the spread between the policyholder account value and the ratcheted-up death benefit increases. Further, because the premiums charged for such benefits are based on policyholder account values, we would receive reduced premiums for this benefit when financial markets are declining.

      We may use interest rate swaps and other hedging instruments as tools to mitigate the effects of asset/liability mismatches or the effect of interest rate changes on our balance sheet. In general, however, we have not hedged our investment risk, but we may do so in the future.

      Persistency or lapse risk is the risk that policyholders maintain their policies for different periods of time than expected. This includes policy surrenders and policy lapses. Surrenders are the voluntary termination of a policy by the policyholder, while lapses are the termination of the policy due to non-payment of premium. Surrender and lapse rates that are higher than what we assumed when pricing a contract can cause us to increase the rate of amortization of our deferred acquisition costs for the annuity policies and certain types of life insurance that we reinsure, which would adversely affect our results of operations. If the actual surrender and lapse rates remain too high for too long, as has been the case with our annuity reinsurance contract with Transamerica Occidental Life Insurance Company, we may conclude that the contract could be unprofitable over its expected lifetime, and we could be required to write down our deferred acquisition costs.

Surrenders also usually involve the return of the policy's cash surrender value to the policyholder, which reduces the asset base on which we earn investment income and, in some cases, premiums. In addition, with respect to our Transamerica contract, if a surrendering policyholder is entitled to a guaranteed minimum interest rate on his or her invested premiums, we will be required to pay our proportionate share of any shortfall between that guaranteed amount and the actual value of the policyholder's account. We have been required to make significant minimum interest guarantee payments under this contract, as discussed below. During periods in which the financial markets are falling, increases in partial surrenders under certain reinsurance policies do not reduce the guaranteed minimum death benefits we are obligated to pay by the same proportion by which the premiums supporting the guaranteed minimum death benefit obligations are reduced. The risk of partial surrenders impacting our guaranteed minimum death benefit obligations may have an effect on the profitability of our reinsurance contract with Hartford Life.

      Certain of our life reinsurance products provide level premiums to us for a fixed period of time, typically 10 to 20 years. The premiums we receive on these level premium contracts exceed the death benefits payable to the underlying policyholders during the early years of the contract. The death benefits we expect to pay under these contracts generally increase over time, while the premiums we receive are expected to generally remain level, so the death benefits payable under the policy ultimately exceed the premiums we receive in later years. With respect to these level premium contracts, if the surrender and lapse rates of the policies are significantly lower than we assumed when pricing the reinsurance contract, the profitability of the contract may be adversely affected.

      Expense risk is the risk that our actual expenses will be higher than we anticipated, or that our operations are less efficient than anticipated.

Business Written

      The following table sets forth selected information for the indicated periods concerning our insurance operations:

      POLICY REVENUES, INSURANCE IN FORCE AND ANNUITY REINSURANCE DEPOSITS

                                                                   TWELVE MONTHS ENDED DECEMBER 31,
                                NINE MONTHS ENDED      ----------------------------------------------------------------
                                SEPTEMBER 30, 2002           2001                   2000                    1999
                                ------------------     ------------------     ------------------     ------------------
Policy revenues
  Life reinsurance
     First year ...........     $       66,463,760     $       94,746,734     $       55,047,163     $       72,268,437
     Renewal ..............            180,435,259            141,607,931             96,151,918             28,566,570
  Annuity reinsurance .....              8,108,016             15,438,572             17,204,941                     --
                                ------------------     ------------------     ------------------     ------------------
       Total ..............     $      255,007,035     $      251,793,237     $      168,404,022     $      100,835,007
                                ==================     ==================     ==================     ==================
Insurance in force at end
  of period (in  thousands)     $      150,948,700     $      117,400,000     $       77,019,000     $       45,407,000
                                ==================     ==================     ==================     ==================
Annuity reinsurance
  deposits in force .......     $    1,461,867,397     $    1,516,795,763     $    1,595,128,506     $    1,603,382,955
                                ==================     ==================     ==================     ==================

      Our life reinsurance segment is the reinsurance of ordinary life insurance, primarily for mortality risks. Ordinary life reinsurance generally is the reinsurance of individual term life insurance policies, whole life insurance policies, universal life insurance policies, and joint and survivor insurance policies on yearly renewable term basis.

      Our annuity reinsurance segment is the reinsurance of general account fixed deferred annuities, general account payout annuity obligations and certain risks arising from variable annuities. With respect to general account fixed annuities we reinsure, our agreements generally relate to individual general account single premium deferred annuity policies, which either involve the tax-deferred accumulation of interest on a single premium paid by the policyholder (accumulation phase policies) or are annuities that pay fixed amounts periodically to policyholders over a fixed period of time or their lives (payout phase policies). Accumulation phase policies are subject primarily to investment risk and persistency (lapse) risk, while payout phase policies are primarily subject to investment risk and mortality (longevity) risk. Most of the fixed annuities we reinsure are accumulation phase policies.

Generally, the interest rate credited to policyholders over the life of the annuity policy must be equal to or greater than a minimum interest rate required under state law. All of the fixed annuity products we reinsure have minimum interest guarantee provisions required under state law that entitle the policyholder to a specified minimum annual return over the life of the policy. These lifetime guarantees are typically 3% to 3.5% annually. Further, policyholders are typically guaranteed interest rates in excess of the state required minimums for the initial year of the policy. After the expiration of the period in which the crediting rate is guaranteed, the primary insurer has the discretionary ability to adjust the crediting rate annually to any rate at or above a guaranteed minimum rate required under state law. Policyholders are typically permitted to withdraw all or a part of their premium paid, plus an accumulation amount equal to the accrued interest credited to the account, subject to the assessment of a surrender charge for withdrawals in excess of specified limits.

      Certain policies reinsured by us guarantee the policyholder a crediting rate beyond the initial policy year, including those policies covered by our annuity reinsurance contract with The Ohio National Life Insurance Company. In addition to the lifetime minimum guaranteed interest rate required under state law, the Ohio National policies reinsured by us guarantee a crediting rate to the policyholders for six years. During that six year period, each year's crediting rate is guaranteed to exceed the prior year's rate by 0.15%. For the nine months ended September 30, 2002 and the fiscal year ended December 31, 2001, the average crediting rate of the policies underlying the Ohio National contract was 5.3% and 5.6%, respectively. The average yield rate on the assets managed by Ohio National that are funding these policyholder obligations for the nine month period ended September 30, 2002 and the fiscal year ended December 31, 2001 was 7.8% and 7.4%, respectively. The Ohio National reinsurance contract is our second largest annuity reinsurance contract and represented approximately 25% and 15% of our Funds withheld receivable as of September 30, 2002 and December 31, 2001, respectively.

      Under our Transamerica annuity reinsurance contract, the minimum interest guarantee provisions take effect when the policyholder dies, his or her policy annuitizes or his or her policy is surrendered. Our aggregate minimum interest guarantee exposure equals our proportionate share of the excess of each policyholder's premiums deposited compounded at the minimum guarantee interest rate over the policyholder's actual account value. This excess is calculated after expenses are deducted from the gross investment returns and such expenses generally accrue at a rate of approximately 2.5% of the assets annually. Our minimum interest guarantee exposure is calculated on a policyholder by policyholder basis. The amount by which the value of certain policyholder accounts exceeds the minimum guarantee amount does not offset our exposure to the amount by which the value of other policyholder accounts is less than the minimum guarantee. This exposure generally arises during periods in which investment returns fall near or below the minimum guaranteed rate, as has occurred in recent years. If we conclude that we are exposed to these minimum interest guarantees, we then estimate the expected minimum interest guarantee payments that we may be required to make by projecting the anticipated future investment performance of the assets supporting the policyholder accounts and by applying projected surrender, lapse and mortality assumptions to the exposed amounts. Because we assume that the investment performance of the underlying assets will exceed the guaranteed interest rate on the underlying annuity policies over their life, we anticipate that any minimum interest guarantee exposure we have will decrease over time. The amount of expected minimum interest guarantee payments is therefore dependent upon our estimate of the number of policyholders that will die, annuitize or, with respect to our Transamerica contract, surrender their policy prior to the value of the underlying assets increasing to a level where it equals or exceeds the policyholders' minimum guarantee amounts. Our minimum interest guarantee exposure can increase during any period in which the actual investment performance of the underlying assets less expenses deducted from the gross investment returns lags the minimum guaranteed interest rate.

      We also reinsure certain guarantees associated with variable annuity contracts, including guaranteed minimum death benefits, enhanced earnings benefits and guaranteed minimum income benefits. Under contracts with a guaranteed minimum death benefit, a policyholder's beneficiary is entitled to receive the greater of the policyholder's account value or a guaranteed minimum benefit payment at the time of the policyholder's death. The majority of the guaranteed minimum death benefit contracts we reinsure are written on a "ratchet" basis, which means that the guaranteed minimum death benefit payable to the policyholder's beneficiary equals the highest policyholder account value achieved over the course of the contract, as adjusted annually on each anniversary date of the policy until the policyholder reaches the attained age under the policy (typically 80 years of age). Other guaranteed minimum death benefit contracts are written on a "roll-up" basis, which means that the guaranteed minimum death benefit equals the premiums paid by the policyholder compounded at a defined interest rate

(typically 3% to 6%), which accrues until the policyholder reaches the attained age or the roll-up death benefit reaches a predetermined amount, typically double the premiums paid. Some policies offer an enhanced version of the guaranteed minimum death benefit, under which the policyholder's beneficiary receives the greater of the actual cash value, the ratcheted value or the roll-up value. Such policies may be particularly disadvantageous to us following the recent extended decline in the financial markets. Regardless of whether a policy is written on a ratchet or a roll-up basis, if the policyholder survives beyond the policy maturity date, which is typically when the policyholder reaches 90 years of age, he or she is no longer entitled to receive the guaranteed minimum death benefit amount. Before that time, the issuer of the policy bears the risk that protracted under-performance of the financial markets could result in guaranteed minimum death benefits payable to the policyholder's beneficiary upon the policyholder's death that are higher than the actual policyholder account value. As a reinsurer, we are obligated to reimburse the issuer of such policies for our share of any shortfall between the guaranteed minimum death benefit amount and the actual policyholder account values upon death.

      Our two largest contracts reinsuring guaranteed minimum death benefits are with Hartford Life and Connecticut General Life Insurance Company (Cigna) (a retrocession of policies issued by The Equitable). As of September 30, 2002, the guaranteed minimum death benefit amount at risk (i.e. the amount by which guaranteed death benefits exceed related account values) under our contract with Hartford Life was approximately $1.2 billion. Also as of September 30, 2002, the guaranteed minimum death benefit amount at risk under our contract with Cigna was approximately $42 million. Because the premium paid to Hartford Life, and to us under the reinsurance agreement, is derived from asset-based charges levied against the account value, there may be circumstances during periods of reduced performance in the financial markets when we could be under compensated for reinsuring the guaranteed minimum death benefit. Under our reinsurance agreement with Hartford Life, we are subject to additional risks beyond those described above when the underlying policies are partially surrendered. Unlike the policies underlying the Cigna reinsurance contract, the Hartford Life policies provide that the guaranteed minimum death benefit is not proportionally reduced when a policyholder withdraws some, but not all, of the policy value (a partial surrender), but rather is reduced on a dollar for dollar basis. As a result, partial surrenders under the Hartford Life policies do not reduce the guaranteed minimum death benefits we are obligated to pay by the same proportion by which the premiums supporting the guaranteed minimum death benefit obligations are reduced.

      Policies with the enhanced earnings benefit provide that if a policyholder dies prior to the maturity date of his or her policy, the issuer of the policy will pay the policyholder's beneficiary the death benefit otherwise payable under the policy plus an additional amount generally equal to 25% to 40% of the actual increase in the policyholder's account value. The enhanced earnings benefit is designed to increase the total payments to the policyholder with an amount sufficient to pay income taxes on the increase in the account value. Our largest reinsurance contract reinsuring this benefit is with Hartford Life, under which our net amount at risk is less than $250,000.

      The Accounting Standards Executive Committee (a committee of the American Institute of Certified Public Accountants) has issued a proposed Statement of Position that could set a new standard for accounting for Certain Nontraditional Long-Duration Contracts and for Separate Accounts that, if adopted, could require us to establish additional reserves for our variable annuity death benefit guarantee contracts. These reserve adjustments will likely be volatile because they are influenced by the performance of the financial markets. Had we followed these proposed standards, on December 31, 2001, no reserves would have been necessary, while on June 30, 2002, $2 million in reserves would have been required. Given recent fluctuations in the financial markets, the reserves required under the proposed standard would have risen to $22 million by September 30, 2002, and then fallen to $9 million by October 31, 2002. For all of the periods mentioned, the assumptions underlying the reserve calculations are the same. We anticipate that this volatility will continue in future periods and, if the proposed standards are adopted, this volatility will affect our reported results of operations.

      Under policies providing a guaranteed minimum income benefit, the policyholder is guaranteed a minimum lifetime annuity payment stream based on predetermined annuity purchase rates determined using more conservative investment and mortality assumptions than would otherwise be used to determine current annuity purchase rates after the expiration of a stipulated waiting period of at least 7 years. The basic guaranteed minimum income benefit is calculated based upon the initial premium compounded at a predetermined rate, usually 3% or 6%, depending on the age of the policyholder. We are subject to investment risk to the extent that investment returns on the assets supporting the liabilities under these policies will not be sufficient to pay the guaranteed minimum income benefit. However, because the annuity purchase rates applicable to the guaranteed minimum income benefits are often less favorable than prevailing annuity purchase rates when the underlying policy annuitizes, policyholders may receive a preferable stream of annuity payments using the actual account value at prevailing annuity purchase rates as opposed to utilizing the guaranteed minimum income benefit under the policy. To the degree this occurs, any difference in annuity purchase rates will offset the investment risk. Because none of the guaranteed minimum income benefit policies we reinsure have reached the end of the stipulated waiting period, we can only estimate the effect the unfavorable annuity purchase rates will have on policyholder's desire to utilize this benefit under various market conditions.

Underwriting

      We have developed underwriting guidelines with the objective of controlling the risks of the reinsurance policies we write as well as to determine appropriate pricing levels. As our business and staff have grown, we have incorporated peer review procedures to enhance our pricing and risk management controls. Subject to the approval of our board, the guidelines may be amended from time to time in response to changing industry conditions, market developments, changes in technology and other factors.

      In implementing the underwriting guidelines, we utilize an underwriting team to seek opportunities with acceptable risk/return profiles. We determine whether to assume any particular reinsurance business by considering many factors, including the type of risks to be covered, actuarial evaluations, historical performance data for the cedent and the industry as a whole, the cedent's retention, the product to be reinsured, pricing assumptions, underwriting standards, reputation and financial strength of the cedent, the likelihood of establishing a long term relationship with the cedent and the market share of the cedent. Pricing of our reinsurance products is based on actuarial and investment models which incorporate a number of client specific factors including mortality, expenses, demographics, persistency and investment returns, and macroeconomic factors, such as inflation, industry regulation, taxation and capital requirements.

      The majority of our policy revenues with respect to ordinary life and annuity reinsurance are written on an automatic treaty quota share basis with a focus on large blocks of business where the underlying policies meet our underwriting criteria. To a lesser extent, we may enter into facultative reinsurance arrangements with primary insurers when we have their automatic treaty reinsurance business. We generally require ceding companies to retain at least 10% of every life insurance risk reinsured and we limit our own net liability on any single-life risk to $1,000,000.

      The reinsurance agreements typically remain in force for the life of the underlying policies reinsured. However, some agreements allow the ceding company to recapture (reassume) all or a portion of the risk formerly ceded to us subject to certain conditions. Recapture is a variable considered when pricing a reinsurance agreement.

TRANSAMERICA CONTRACT

Historical Impact

      Our largest annuity reinsurance contract, which was effective as of September 30, 1998, is with Transamerica Occidental Life Insurance Company. The contract is a retrocessional reinsurance arrangement covering VisionMark fixed annuity products issued by IL Annuity and Insurance Company. Since the middle of 1999, the surrender rate of the VisionMark policies has been higher than we had anticipated when pricing the reinsurance contract. We made numerous requests to Transamerica over the past two years to address the surrender problem with IL Annuity, but the problem has remained unresolved. Although we had previously increased the rate of amortization of our deferred acquisition costs associated with this contract in light of the higher than expected surrender rates, during the third quarter of 2001 we initiated a review of the recoverability of the deferred acquisition costs associated with this contract utilizing revised assumptions for expected future returns on invested assets and persistency rates. This review ultimately resulted in the $24,700,000 write down of deferred acquisition costs in the third quarter of 2001. As discussed in greater detail below, we also recorded significant expenses and charges associated with minimum interest guarantees under this contract in the fourth quarter of 2001 and the second quarter of 2002. In connection with the pending restatement of our financial statements, portions of the charges recorded in 2001 may be allocated to prior periods.

      The VisionMark products are based on a total return strategy and allow the policyholder to allocate their premium payments to different asset classes within IL Annuity's general account. The VisionMark contracts are credited with interest at rates that are guaranteed by IL Annuity. If a policyholder surrenders, a total return adjustment is made to the policyholder's account value based upon the total return on the selected asset class within the general account assets. The effect of the total return adjustment is to adjust the policyholder's account value to reflect actual asset performance. The total return adjustment is made for a policyholder when his or her funds are accessed upon surrender or annuitization of the policy. None of the annuity products we reinsure allow the policyholders to direct the investment of the underlying premiums. However, the VisionMark policyholders are able to select the category of assets to which the crediting rate of their policies are linked. IL Annuity is not, however, obligated to invest the policyholder premiums in the category of assets selected by the policyholders, although it has historically done so.

      The following table sets forth certain financial information relating to our annuity reinsurance contract with Transamerica from its inception in 1998 through September 30, 2002.

                         FUNDS WITHHELD      INTEREST SENSITIVE            DEFERRED
      PERIOD           AT INTEREST ASSET    CONTRACTS LIABILITY    ACQUISITION COST ASSET     CONTRACT INCOME
      ------           -----------------    -------------------    ----------------------     ---------------
December 31, 1998      $  1,200,101,268     $  1,283,675,809     $    156,044,683            $     2,242,600
December 31, 1999         1,514,093,530        1,593,873,272          201,473,796                 13,591,600
December 31, 2000         1,242,788,747        1,303,077,160          157,523,275                 15,868,000
December 31, 2001           962,303,099        1,007,267,192           84,754,222                (50,131,100)
September 30, 2002          764,080,506          788,256,725           52,973,158                (24,123,600)

      The deferred acquisition cost asset and income figures presented in the table above for December 31, 2000 and 2001 will change upon completion of the pending restatement of our financial statements for those years. Following the restatement, the interest sensitive contracts liability and the deferred acquisition cost balance at December 31, 2000 and 2001, as well as the loss on the contract for the years then ended, is expected to change.

      The first column in the table is the amount of the Funds withheld at interest asset associated with the Transamerica contract that was included on our balance sheet at the end of each of the periods indicated. The Funds withheld at interest asset is a receivable equal to our portion of Transamerica's statutory reserves related to the underlying policies. The second column sets forth our Interest sensitive contracts liability included on our balance sheet at the end of each of the periods indicated. This is our proportionate share of the liability to policyholders for their account values. The third column sets forth the value of the deferred acquisition cost asset related to the Transamerica contract at the end of each period indicated. When we write a reinsurance contract, a portion of the acquisition costs (primarily commissions) associated with the new business is capitalized. The resulting deferred acquisition costs asset is recorded on our balance sheet and amortized over future periods based on our estimates of expected gross profits from the contract. The amounts deferred vary with the structure, size and type of contract written. For our investment related products, we adjust our amortization when we revise our estimate of expected gross profits, as we did with the Transamerica contract in the third and fourth quarters of 2001 and the second quarter of 2002. The effects of such adjustments are reflected in our earnings in the period in which we revise our estimates of expected gross profits. As noted above, however, we are in the process of restating our financial statements to allocate a portion of the charge recorded in the fourth quarter of 2001 across prior periods and we may reallocate a portion of the charge recorded in the third quarter of 2001 across prior periods as well. The restatement of our financial statements for the year ended December 31, 2000 will also recognize approximately $2,800,000 of lifetime minimum interest guarantee payments made in that year. The final column sets forth net income relating to the contract for each of the periods indicated. We have recorded substantial losses on this contract in 2001 and 2002.

      The Funds withheld at interest asset associated with the Transamerica contract has been a significant, but steadily decreasing, portion of our total assets since the contract's inception, representing 70.3% of our total assets at December 31, 1998, but only 32.9% of our total assets at September 30, 2002. In similar fashion, the Interest sensitive contract liability associated with the contract has been a significant, but declining, portion of our total liabilities, representing 96.4% of our total liabilities at December 31, 1998 and 40.6% of our total liabilities at September 30, 2002. Net income attributable to the contract peaked at 39.6% of our total net income for the year ended December 31, 2000. Significant losses on the contract were reported in the year ended December 31, 2001 and the nine months ended September 30, 2002, due primarily to write downs of deferred acquisition costs associated with our revised estimates of expected gross profits under the contract. These write downs have also contributed to the decline of the deferred acquisition costs associated with the contract from over 97% of our total

Deferred policy acquisition costs at December 31, 1998 and 1999 to 23.2% of our total Deferred acquisition costs at September 30, 2002.

Minimum Interest Guarantees

      As with the holders of other single premium deferred annuity policies, a VisionMark policyholder is guaranteed a minimum return of premiums paid plus a guaranteed minimum interest rate of 3% to 3.5% per annum over the life of the policy. During 2001, we paid approximately $13,500,000 under our annuity reinsurance contract with Transamerica to cover our proportionate share of the shortfall that arose because the net investment returns on the assets related to these policies substantially underperformed the minimum interest guarantees for surrendered policies. In addition, in the fourth quarter of 2001, we recorded a charge of approximately $19,500,000 related to expected future minimum interest guarantees. The $13,500,000 expense for minimum interest guarantees for the year ended December 31, 2001 is comprised of payments of $1,600,000, $3,300,000, $4,400,000, and $4,200,000 with respect to the first, second, third, and fourth quarters of 2001, respectively. Although certain of those payments were actually made in prior quarters of 2001, we originally recorded the full expense in the fourth quarter because that was the quarter in which we first received data that enabled us to estimate these payments accurately. However, as noted above in "Pending Restatement of 2000 and 2001 Financial Statements," we intend to restate our financial statements to record the $13,500,000 expense in the quarterly periods in 2001 in which the payments were made. In addition, we have now been notified that approximately $2,800,000 of minimum interest guarantee payments were made in 2000, and those payments (net of the related change in amortization of deferred acquisition costs) will be recorded in the quarters in which they were incurred as part of the restatement of our financial statements for the year ended December 31, 2000.

      We have received monthly settlement reports from Transamerica since the inception of the contract, but those reports did not disclose minimum interest guarantee payments as a separate line item. Instead, the minimum interest guarantee payments were included as a very small percentage of the "Total Benefits Paid" line item on the settlement reports. We reviewed the monthly settlement reports received from Transamerica and analyzed policyholder surrenders and settlements, as well as the performance of the investments underlying our obligations under the contract. In addition, monthly and quarterly conference calls were typically held with Transamerica to discuss significant developments under the contract, as well as mutually agreed upon plans for future management activities relating to the contract. These settlement reports, together with our supplemental analysis and discussions with Transamerica, formed the basis for reporting financial results under the contract. As is customary in the reinsurance industry, particularly for retrocessionaires, we relied on Transamerica and IL Annuity to monitor investment performance, surrenders and other activity under the contract and advise us of trends and developments, including whether minimum interest guarantee payments were being made. We were not specifically informed by Transamerica that minimum interest guarantee payments had been made until the third quarter of 2001, and, consequently, did not know that monthly cash settlements with Transamerica included a minimum interest guarantee payment component until that time.

      We periodically requested additional information from Transamerica since the contract's inception, including information related to possible minimum interest guarantee payments, and Transamerica did deliver a file in June 2000 that contained the information needed to estimate expected minimum interest guarantee payments as of December 31, 1999. At the time, we believed that the financial results under the contract were being adversely affected by high surrender rates on the underlying policies, but we did not believe that we had any meaningful exposure to minimum interest guarantee payments. Using assumptions based on information available to us at the time this file was received, the file indicated that expected minimum interest guarantee payments would have been approximately $100,000 as of December 31, 1999, which is consistent with our belief at the time that our exposure to minimum interest guarantee payments was not significant. Further, based on data now available to us, we do not believe that the amount of these potential payments increased significantly during the course of 2000. Together with Transamerica, we conducted an audit of IL Annuity's records related to this contract during the Summer of 2001, but that audit was focused on the reasons for the high surrender rates and did not detect the potential liability for minimum interest guarantee payments.

    We also did not believe that we had any liability for minimum interest guarantee payments because from the inception of the contract through the first three quarters of 2000, the investment performance of the assets supporting the liabilities under the Transamerica contract had generally exceeded or was only slightly less than the minimum guaranteed interest rate. During October and November of 2000, the performance of the assets did decline significantly, but rebounded in December 2000 and January 2001. Subsequent to January 2001, the assets began producing negative returns. In light of this declining performance, our pricing actuary for this contract began to focus on the possibility that minimum interest guarantee payments might be being made by IL Annuity, and he questioned Transamerica as to whether minimum interest guarantee payments were causing unanticipated shifts in the monthly cash flows at the end of the second quarter of 2001. He was advised by Transamerica that it did not think that the shift in cash flows was the result of minimum interest guarantee payments.

      When we were notified by Transamerica in the third quarter of 2001 that minimum interest guarantee payments had in fact been made under this contract, but that Transamerica was unable to quantify the amount or timing of the payments made, we requested additional detailed information regarding such payments and our exposure to future minimum interest guarantee payments. Between November 7, 2001 and December 5, 2001, we received files containing detailed policyholder information that enabled us to perform our own analysis of our minimum interest guarantee obligations and to estimate expected future minimum interest guarantee payments. Using these files and with the assistance of third-party consultants, we developed, refined and tested models to estimate past minimum interest guarantee payments and expected future minimum interest guarantee payments. After completion of our analysis, we recorded the $13,500,000 expense in the fourth quarter of 2001 for our proportionate share of the minimum interest guarantee payments made during 2001. As noted at the beginning of this report, we are now in the process of restating our financial statements to allocate portions of that expense across prior quarters in 2001. In addition, we have now been notified of approximately $2,800,000 in minimum interest guarantee payments that were made in 2000 that will be reflected as an expense in our restated financial statements for that year. The reallocation of the payments made in 2001 and the recognition of the payments made in 2000 will affect the amortization of our deferred acquisition costs associated with this contract during such years.

      We now receive a file each month containing information to monitor our minimum interest guarantee exposure on the Transamerica contract. In addition, Transamerica began reporting minimum interest guarantee information to us in its December 2001 settlement report, which was received by us in January 2002.

POLICY BENEFIT LIABILITIES

      Policy benefit liabilities comprise the majority of our financial obligations. Policy benefit liabilities for our products other than annuities and interest sensitive contracts are based upon our estimates of mortality, persistency, investment income and expenses, with allowances for adverse deviation. The liabilities for policy benefits established by us with respect to individual risks or classes of business may be greater or less than those established by our ceding companies due to their use of different mortality and other assumptions. Policy benefit liabilities for annuities and interest sensitive products are reported at the accumulated fund balance of these contracts. Policy benefit liabilities include both mortality and morbidity claims in the process of settlement and claims that have been incurred but not yet reported. Actual experience in a particular period may be worse than assumed experience and, consequently, may adversely affect our operating results for the period.

INVESTMENTS

Invested Assets

      Our investments are governed by investment guidelines established and approved by our board of directors. Our investment objectives are to achieve above average risk-adjusted total returns, maintain a high quality portfolio, maximize current income, maintain an adequate level of liquidity, and match the cash flows of our investments to our related insurance liabilities. Our investment guidelines require our overall fixed income portfolio to maintain a minimum weighted average credit quality of "A." A fixed income security rated "A" by Standard & Poor's is considered to be somewhat susceptible to the adverse effects of changes in circumstances and economic conditions, however, the issuer's capacity to meet its financial commitment on the security is still considered to be strong. As of July 2002, our investment guidelines do not allow us to invest in fixed income securities that are rated below investment grade. We will not invest in any fixed income securities in emerging markets or securities which are not rated by a major rating agency.

      Our investment securities are managed by two professional investment advisors, Alliance Capital Management Corporation and Prudential Investment Corporation, each of which manages a segment of the portfolio. Our agreements with Alliance and Prudential may be terminated by either party with 45 days notice. The performance of Alliance and Prudential and the fees associated with the arrangements are periodically reviewed by our board of directors.

      At September 30, 2002, our invested assets, including cash and cash equivalents, had an aggregate fair value of $475,213,163, including unrealized gains of approximately $15,970,743. A significant portion of our invested assets are posted as collateral to secure our obligations under reinsurance agreements and letter of credit facilities and, consequently, are invested predominately in high quality U.S. government and U.S. corporate fixed income securities with low to moderate durations. At September 30, 2002, our portfolio is comprised of fixed income securities with a weighted average credit quality rating of "AA" and a weighted average duration of 3.0 years.

      We do not engage in trading activities to generate realized investment gains and, thus, do not have a trading portfolio. However, we evaluate the desirability of continuing to hold a security when market conditions, creditworthiness or other measurement factors change. These changes may relate to a change in the credit risk of an issuer and a decision to sell may be made to avoid further declines in realizable value. Securities also may be sold prior to maturity to provide liquidity. As a result, our securities are classified as "available for sale" and are carried at fair value on our balance sheet.

      At September 30, 2002, $1,436,795 at fair value, or 0.40%, of our fixed income investments (0.38% of Stockholders Equity), consisted of below investment grade securities. The fair value of such investments may vary depending on economic and market conditions, the level of interest rates and the perceived creditworthiness of the issuer. As noted above, our investment guidelines prohibit the purchase of below investment grade securities, as these investments are subject to a higher degree of credit risk than investment grade securities. We monitor the creditworthiness of the portfolio as a whole and when the fair market value of a security declines for reasons other than changes in interest rates or other perceived temporary conditions, the security is written down to its net realizable value. At September 30, 2002, there was one impaired security in our portfolio, which was written down by $900,000.

      At September 30, 2002, mortgage backed securities represented approximately 18.7% of invested assets. Investors in these securities are compensated primarily for reinvestment risk rather than credit quality risk. Investments in mortgage backed securities include collateralized mortgage obligations ("CMO's") and mortgage backed pass-through securities. Mortgage backed securities generally are collateralized by mortgages issued by the Government National Mortgage Association ("GNMA"), the Federal National Mortgage Association ("FNMA") and the Federal Home Loan Mortgage Corporation ("FHLMC"), all of which are agencies of the U.S. government. Of these, only GNMA mortgages are backed by the full faith and credit of the U.S. government. Credit risk generally is not a consideration when investing in agency mortgage backed securities. Our mortgage backed securities portfolio had a weighted average investment quality rating of "AAA" at September 30, 2002.

      Our results of operations and our financial condition are significantly affected by the performance of our investments and by changes in interest rates. During a period of declining interest rates, if our investments are prematurely sold, called, prepaid or redeemed, we may be unable to reinvest the proceeds in securities of equivalent risk with comparable rates of return. During a period of rising interest rates, the fair value of our invested assets could decline. In addition, rising interest rates could also cause disintermediation, which in turn could cause us to sell investments at prices and times when the fair values of such investments are less than their amortized cost. We believe that our traditional life insurance liabilities are not highly interest rate sensitive and, therefore, the effects of fluctuating interest rates on these liabilities are not significant. For interest sensitive liabilities, we are primarily dependent upon asset/liability matching or other strategies to minimize the impact of changes in interest rates. If we do not appropriately match our asset management strategy to our obligations, we could sustain losses. We have generally not engaged in hedging activities to mitigate the effects of asset/liability mismatches or interest rate changes on our balance sheet, although we may do so in the future. Our results of operations and our financial condition are also significantly affected by the performance of assets held and managed by our ceding companies or others under modified coinsurance and coinsurance funds withheld arrangements, which are discussed below under "Funds Withheld at Interest."

    The following table summarizes our investment results (excluding investment income on assets held and managed by our ceding companies or others, which are discussed below under "Funds Withheld at Interest") for the periods indicated.

                               INVESTMENT RESULTS

                               NINE MONTHS
                                 ENDED              TWELVE MONTHS ENDED DECEMBER 31,
                               SEPTEMBER 30,    -----------------------------------------
                                  2002            2001            2000            1999
                                --------        --------        --------        --------
                                                  (DOLLARS IN THOUSANDS)
Total invested assets,
  including cash and
  equivalents(1) ........       $475,231        $423,780        $321,819        $304,060
Investment income, net of
  related expenses ......         19,080          20,165           20,126          20,483
Effective yield rate(2) .           5.28%           5.74%           6.85%           6.29%
Realized investment gains
  (losses) ..............        $ 9,297          $1,230         $(4,817)        $(1,285)

(1)   Fair value at end of the indicated period.

(2) The effective yield rate equals (i) net investment income divided by (ii) the average of total adjusted invested assets (fixed maturities at amortized cost, including assets on deposit with reinsurers) at the end of each calendar quarter included in the indicated period.

Funds Withheld at Interest

      Our annuity reinsurance agreements generally relate to individual general account single premium deferred annuity policies and are structured as modified coinsurance or coinsurance funds withheld arrangements. In these types of arrangements, an amount equal to our portion of the ceding company's statutory reserves related to the underlying policies is included on our Balance Sheet as a receivable called "Funds withheld at interest." The liability for our share of the primary carrier's liability to its policyholders is included on our Balance Sheet as "Interest sensitive contracts liabilities." The amount of the ceding company's statutory reserves and, consequently our Funds withheld receivable, is calculated by reference to the premiums received by the ceding company with respect to the policies covered by our annuity reinsurance contracts, plus all interest credited on those premiums, less any amounts paid to policyholders upon surrender of such policies. Under these arrangements, the premiums paid to a ceding company by underlying policyholders are held and managed by the ceding company or investment managers appointed by the ceding company. We are allocated our proportionate share of the investment income and realized capital gains and losses from those invested premiums.

We currently have annuity reinsurance contracts with six ceding companies. At September 30, 2002, our Funds withheld receivable related to such contracts had a carrying value of approximately $1.4 billion. Our contracts with Transamerica and Ohio National accounted for approximately 78% of our Funds withheld at interest receivable as of that date. At September 30, 2002, the premiums held and managed by our ceding companies were invested in convertible bonds and fixed income securities having a weighted average credit quality of "A" and a weighted average duration of 5.2 years. In addition, 4.0% of such assets were invested in below investment grade securities. The average yield rates earned on the assets held and managed by our ceding companies was approximately 5.8% for the nine months ended September 30, 2002. The average yield rates earned on the invested premiums funding our annuity obligations to Transamerica and Ohio National were approximately 3.8% and 7.8%, respectively, for the nine months ended September 30, 2002. For purposes of calculating the average yield rate earned on assets held and managed by our ceding companies, including with respect to the Transamerica and Ohio National contracts, we include net realized capital gains and losses as reported to us by our ceding companies in accordance with statutory accounting principles. The performance of these assets depends to a great extent on the ability of the ceding company or its investment managers to make appropriate investments and match asset and liability duration exposure. If these assets do not achieve investment returns at rates sufficient to meet minimum interest guarantees on the underlying policies, before a policyholder dies, annuitizes or, with respect to the Transamerica contract, surrenders his or her policy, we could be forced to fund the shortfall out of our general assets. This has occurred in connection with our annuity reinsurance agreement with Transamerica and has resulted in significant losses.

      Our policy is to seek counterparties for our annuity reinsurance treaties that have strong financial strength and credit ratings. Although such ratings are assigned by independent ratings agencies and are generally regarded as reliable, there can be no assurance that they accurately reflect the financial condition of any our of counterparties. At September 30, 2002, approximately $764 million of our Funds withheld at interest receivable and $788 million of our Interest sensitive contracts liability related to our reinsurance contract with Transamerica, which is a retrocession reinsurance arrangement covering policies issued by IL Annuity. Transamerica's agreement with IL Annuity is also structured on a modified coinsurance basis, so IL Annuity maintains ownership and control of the assets supporting our obligations to Transamerica. Transamerica has financial strength or claims paying ratings of "A+," "AA+," "Aa3" and "AA+" from A.M. Best, Standard & Poor's, Moody's and Fitch Ratings, respectively. IL Annuity has financial strength or claims paying ratings of "A," "A" and "AA-" from A.M. Best, Standard & Poor's and Fitch Ratings, respectively. At September 30, 2002, approximately $350 million of our Funds withheld at interest receivable and $358 million of our Interest sensitive contracts liability related to our reinsurance contract with The Ohio National Life Insurance Company. Ohio National has financial strength or claims paying ratings of "A+," "AA," "A1" and "AA" from A.M. Best, Standard & Poor's, Moody's and Fitch Ratings, respectively.

      Under the terms of our annuity reinsurance treaties, mutual debts and credits are offset between us and the counterparties to each treaty as part of a monthly net settlement process. The terms of our annuity reinsurance treaties and applicable state laws also generally provide for the offset of mutual debts and credits between us and the counterparties to each treaty in the event of a counterparty's insolvency. Therefore, if a counterparty were to become insolvent, we believe we would be entitled to offset our Funds withheld at interest receivable against our Interest sensitive contracts liabilities to such counterparty. We have elected not to include separate financial statements in this report for Transamerica, IL Annuity or Ohio National as we believe that the information related to the financial condition or results of operations of those companies or the investment policies, strategies or results for their general account assets is not meaningful to analyzing the investment risk related to the assets managed by those companies (or their investment advisors) that fund our annuity obligations under our reinsurance contracts. Instead, we have presented below information regarding the types, ratings and maturities of the securities that fund our annuity obligations to Transamerica and Ohio National. In addition, we have provided information regarding the investment objectives and guidelines followed with respect to the investment of the assets supporting our obligations under those contracts.

Transamerica

      Our annuity reinsurance contract with Transamerica is our largest annuity reinsurance contract and represents approximately $768 million, or 54%, of our Funds withheld at interest receivable as of September 30, 2002. The assets funding the policyholder obligations have an average credit quality of "A-" and an average duration of 4.1 years. The contract is a retrocessional arrangement covering VisionMark fixed annuity products issued by IL Annuity, the primary insurance company. IL Annuity has invested approximately 67% of the premiums paid in connection with the underlying policies in investment grade convertible bonds, and has invested the remaining premiums in investment grade bonds, high yield bonds and mortgage backed securities. While convertible bonds would typically be expected to produce lower investment income than other fixed income securities, convertible bonds provide the potential for higher total returns through the underlying equity component of the bonds, which are included in the total return adjustment payments to VisionMark policyholders. During 2000 and 2001, we were required to pay approximately $2,800,000 and $13,500,000, respectively, under this annuity reinsurance contract to cover our proportionate share of the shortfall that arose due to the fact that the assets supporting this contract substantially underperformed the minimum interest guarantees for surrendered VisionMark policies. We also made payments of approximately $21,750,000 during the nine months ended September 30, 2002 to fund our proportionate share of such shortfall.

      The Transamerica contract differs significantly from the other annuity contracts we reinsure in that the annuity products reinsured under the contract allow policyholders to select an "investment strategy" that then determines the crediting rate that IL Annuity guarantees the policyholders. The four "investment strategies" available to the policyholder are (1) convertible bonds,
(2) high yield bonds, (3) investment grade bonds, and (4) a guaranteed one year strategy. While IL Annuity is not obligated to invest the premiums funding these policyholder obligations consistent with the policyholders selection of an "investment strategy," it has historically done so. The invested premiums are held as part of IL Annuity's general account, but are managed separately. In the event of IL Annuity's insolvency, any claim that Transamerica, as reinsurer, might have to these invested premiums would likely be treated as the claim of an unsecured general creditor. We, as retrocessionaire, would, in turn, have an unsecured contract claim against Transamerica for our proportionate share of the premiums. We may be able to make a claim as a general creditor directly against IL Annuity, but there can be no assurance that such a claim would be allowed by applicable law. Nonetheless, we believe that our annuity reinsurance agreement with Transamerica and applicable state law would entitle us to offset our obligation to pay our proportionate share of policyholder claims against the Funds withheld receivable owed to us by Transamerica.

    As noted in the table below, at September 30, 2002, approximately 67% of the premiums held and managed by IL Annuity were invested in convertible bonds, with the remaining 33% in fixed income securities. The value of convertible bonds is a function of their investment value (determined by yield in comparison with the yields of other securities of comparable maturity and quality that do not have a conversion privilege) and their conversion value (their market value, if converted into the underlying common stock). The investment value of convertible bonds is influenced by changes in interest rates, with investment value declining as interest rates increase and increasing as interest rates decline, and by the credit standing of the issuer and other factors. The conversion value of convertible bonds is determined by the market price of the underlying common stock. If the conversion value is below the market value of the underlying common stock, the price of the convertible bonds is governed principally by their investment value. To the extent the market price of the underlying common stock approaches or exceeds the conversion price, the price of the convertible bonds will be increasingly influenced by their conversion value. Consequently, the value of convertible bonds may be influenced by changes in the equity markets. The Transamerica portfolio also includes investment grade and below investment grade fixed income securities. The risks of investing in these securities are similar to those described above with respect to our own investments, except that the assets held and managed by Transamerica include a greater percentage of below investment grade fixed income securities, which are subject to a higher degree of credit risk than investment grade securities.

    According to data provided to us by Transamerica, at September 30, 2002 the assets held and managed by IL Annuity were comprised of:

       TYPE OF SECURITY                               BOOK VALUE      MARKET VALUE     % OF TOTAL
       ----------------                            --------------   --------------   --------------

Convertible bonds                                  $  558,874,974   $  512,621,786             67.2%
Investment grade U.S. corporate bonds                 190,248,157      200,218,580             26.2%
Below investment grade U.S. corporate bonds            41,097,061       36,312,346              4.8%
Short term securities                                  13,897,670       13,897,670              1.8%
                                                   --------------   --------------   --------------

Total invested assets                              $  804,117,862   $  763,050,382            100.0%
                                                   ==============                    ==============
Accrued investment income                                                6,473,818
                                                                    --------------
Total market value, including accrued investment
  income                                                           $   769,524,200
                                                                    ==============

      According to data provided to us by Transamerica, at September 30, 2002 the credit ratings (as assigned by Standard & Poor's) of the assets (excluding accrued investment income) held and managed by IL Annuity were approximately:

             RATINGS                   BOOK VALUE      MARKET VALUE   % OF TOTAL
             -------                  ------------     ------------   ----------
   AAA                                $101,531,499     $105,221,951      13.8%
   AA                                   86,022,763       84,112,943      11.0%
   A                                   189,407,112      186,251,135      24.4%
   BBB                                 386,009,827      351,142,087      46.0%
   BB and below                         41,146,661       36,322,266       4.8%
                                      ------------     ------------     -----
   Total invested assets              $804,117,862     $763,050,382     100.0%
                                      ============                      =====
   Accrued investment income                              6,473,818
                                                       ------------
   Total market value,
     including accrued
     investment income                                 $769,524,200
                                                       ============

      According to data provided to us by Transamerica, at September 30, 2002 the maturity distribution of the assets (excluding accrued investment income) held and managed by IL Annuity was approximately:

        MATURITY                       BOOK VALUE      MARKET VALUE   % OF TOTAL
        --------                      ------------     ------------   ----------
   Within one year                    $ 39,271,587     $ 39,342,099       5.2%
   From one to five years              232,002,606      230,785,613      30.2%
   From six to ten years               195,625,045      190,359,956      24.9%
   More than ten years                 337,218,624      302,562,714      39.7%
                                      ------------     ------------     -----

   Total all years                    $804,117,862     $763,050,382     100.0%
                                      ============     ============     =====

      The investment objectives and general guidelines for each of IL Annuity's "investment strategies" that may be selected by policyholders are as follows:

      The Convertible Bond Strategy represents 70% of the assets under management as of September 30, 2002. These assets are invested with the primary objective of maximizing total return from investments made in investment grade bonds and investment grade convertible bond securities. The strategy is limited primarily to investment grade convertible bonds, although some investment in short-term money market instruments and U.S. government obligations are permitted as deemed appropriate. No more than 2% of the assets invested pursuant to the strategy may be invested in preferred or non-investment grade convertible securities. There are no limitations on concentration per security or industry, although the investment guidelines for the strategy specify that investments are to be made primarily in convertible bonds of companies having an issue size exceeding $100 million.

      The Investment Grade Bond Strategy represents 15% of the assets under management as of September 30, 2002. These assets are heavily weighted towards securities rated "Baa/BBB" or better, and all securities must be dollar denominated and reasonably liquid. Non-investment grade or derivative securities are not permitted investments under the strategy. No more than 5% of the assets invested pursuant to the strategy may be invested in the securities of a single corporate issuer, and the allocation of invested assets to any sector of the corporate bond market may not exceed twice the market weight of that sector.

      The High Yield Bond Strategy represents 5% of the assets under management as of September 30, 2002. These assets are invested with the primary objective to maximize total return through fixed income or high yielding securities. At least 80% of the assets are to be invested in securities that have been assigned a designation of 2, 3 or 4 by the National Association of Insurance Commissioners. No more than 10% of the assets invested pursuant to the strategy may be invested in non-rated or lower rated ("CCC" and lower) investments. No more than 5% of the assets invested pursuant to the strategy may be invested in any single security, and no more than 15% of the assets invested pursuant to the strategy may be invested in any one industry. The NAIC assigns designations to obligations that range from 1 to 6, with a designation of 1 being assigned to obligations of the highest quality and a designation of 6 being assigned to obligations that are in or near default. An obligation assigned an NAIC designation of 2 is considered to be of high quality, having low credit risk and an issuer with a reasonably stable credit profile. An obligation assigned an NAIC designation of 3 is considered to be of medium quality, with intermediate credit risk and an issuer having a credit profile with elements of instability. An obligation assigned an NAIC designation of 4 is considered to be of low quality, with high credit risk and an issuer with a volatile credit profile. An obligation rated "CCC" by Standard & Poor's is considered to be vulnerable to nonpayment and is dependent upon favorable business, financial and economic conditions for the obligor to meet its financial commitment on the obligation.

      The Guaranteed One Year Strategy represents 10% of the assets under management as of September 30, 2002. These assets are invested with the primary objectives of risk management and return through securities offering a combination of high current income and capital appreciation. The assets are to be invested primarily in government and public bonds, although limited investments in mortgage backed or equity related securities are permitted. The average credit quality of the securities in which the assets are invested is to be "A" or better, with each security purchased having a minimum quality of at least "BBB-" or better from both Moody's and Standard & Poor's. No more than 20% of the assets invested pursuant to the strategy may be invested in any single security (other than direct or guaranteed obligations of the U.S. government), and no more than 25% of the assets invested pursuant to the strategy may be invested in any one industry. In addition, no more than 5% of the assets invested pursuant to the strategy may be invested with any single non-government issuer.

Ohio National

      The second largest annuity reinsurance contract we have is with Ohio National. This contract reinsures fixed annuity policies that guarantee a crediting rate to policyholders for six years. During that six year period, each year's crediting rate is guaranteed to exceed the prior year's rate by 0.15%. As of September 30, 2002, the average crediting rate of the policies underlying the contract was 5.3%. As of September 30, 2002, Ohio National represented $359 million, or 25%, of our Funds withheld at interest receivable and we carried approximately $17,014,000 of deferred acquisition costs on our Balance Sheet related to this contract. The assets funding the policyholder obligations have an average credit quality of "A-" and an average duration of approximately 6.0 years. The assets are held in an escrow account, but pursuant to the terms of the escrow agreement establishing the account, Ohio National has the right to remove the assets from the escrow account at any time and for any reason, or to terminate the escrow agreement for any reason, each upon 30 days' prior written notice. The escrow agreement, by its terms, does not limit Ohio National's ability to exercise these rights in the event of Ohio National's insolvency. We do not believe that this escrow agreement creates a security interest in our favor with respect to the assets held in the escrow. Nonetheless, we believe that our annuity reinsurance agreement with Ohio National and applicable state law would entitle us to offset our obligation to pay our proportionate share of policyholder claims against the Funds withheld receivable owed to us by Ohio National.

      According to data provided to us by Ohio National, at September 30, 2002 the assets managed by Ohio National were comprised entirely of investment grade U.S. corporate bonds, which are subject to investment risks similar to those described above with respect to our own investments. The bonds had a book value of $342,044,000 and a market value of $368,681,000, including accrued investment income. At September 30, 2002 the credit ratings (as assigned by Standard & Poor's) of the assets (excluding accrued investment income) managed by Ohio National were approximately:

             RATINGS                  BOOK VALUE      MARKET VALUE    % OF TOTAL
             -------                 ------------     ------------    ----------
   AAA                               $ 45,062,847     $ 47,418,937        13.0%
   AA                                  26,470,559       28,768,680         7.9%
   A                                  122,424,148      135,247,823        37.2%
   BBB                                133,900,776      141,691,439        38.9%
   Below BBB                           14,185,775       10,879,191         3.0%
                                     ------------     ------------       -----
   Total invested assets             $342,044,105     $364,006,070       100.0%
                                     ============                        =====
   Accrued investment income                             4,674,586
                                                      ------------
   Total market value,
     including accrued
     investment income                                $368,680,656
                                                      ============

      According to data provided to us by Ohio National, at September 30, 2002 the maturity distribution of the assets (excluding accrued investment income) held and managed by Ohio National was approximately:

           MATURITY                   BOOK VALUE      MARKET VALUE    % OF TOTAL
           --------                  ------------     ------------    ----------
   Within one year                   $  2,930,515     $  2,930,515       0.8%
   From one to five years              14,916,040       12,147,255       3.3%
   From six to ten years              162,185,526      172,431,596      47.4%
   More than ten years                162,012,024      176,496,704      48.5%
                                     ------------     ------------     -----
   Total all years                   $342,044,105     $364,006,070     100.0%
                                     ============     ============     =====

      The investment objectives for Ohio National are set forth in our annuity reinsurance agreement. The primary objective is to maximize after tax income without exposing surplus to excessive liability in order to earn the required spread over the credited rates of the annuity products offered by Ohio National. The investment guidelines call for 40% to 80% of the assets to be invested in corporate bonds, and such guidelines also permit investments in limited amounts of U.S. government securities, asset backed securities, residential and commercial mortgage backed securities, U.S. dollar denominated Canadian and other foreign securities. The weighted average credit quality of the securities in which the assets are invested is to be "A-" or better, with each security purchased having been assigned a minimum designation of at least NAIC 3. No more than 5% of the portfolio assets may have been assigned a minimum designation of NAIC 3, and no more than 40% of the portfolio assets may have been assigned a minimum designation of NAIC 2. Further, securities designated NAIC 2 and NAIC 3 may not, in the aggregate, exceed 40% of the portfolio assets. No more than 5% of the portfolio assets may be cash or short term investments, and no common stock may be held in the portfolio. Investments in any one sector may not account for more than 20% of the total fixed income portfolio assets, except for industrial sector investments, which can account for up to 25% of the total fixed income portfolio.

Other Annuity Reinsurance Contracts

      Our remaining four annuity reinsurance contracts guarantee crediting rates that vary in amount and duration. At September 30, 2002, the assets funding the policyholder obligations under these contracts had an average credit quality of "A-" and an average duration of approximately 7.1 years.

      According to information provided by the ceding companies under these four annuity reinsurance contracts, at September 30, 2002 the assets held and managed by those ceding companies were comprised of:

         TYPE OF SECURITY              BOOK VALUE      MARKET VALUE   % OF TOTAL
         ----------------             ------------     ------------   ----------
   Canadian provincial bonds          $ 90,364,234     $ 95,318,003      30.0%
   Investment grade US                  85,237,284       88,990,403      28.0%
     corporate bonds
   Investment grade UK                  82,713,018       82,713,018      26.1%
     corporate bonds
   Investment grade
     Canadian corporate bonds           24,034,560       24,767,271       7.8%
   All other securities                 26,529,494       25,651,668       8.1%
                                      ------------     ------------     -----
   Total invested assets              $308,878,590     $317,440,363     100.0%
                                      ============                      =====
   Accrued investment income                              6,806,127
                                                       ------------
   Total market value,
     including accrued
     investment income                                 $324,246,490
                                                       ============

      According to information provided by the ceding companies under these four annuity reinsurance contracts, at September 30, 2002 the credit ratings (as assigned by Standard & Poor's) of the assets (excluding accrued investment income) held and managed by those ceding companies were approximately:


             RATINGS                   BOOK VALUE      MARKET VALUE   % OF TOTAL
             -------                  ------------     ------------   ----------
   AAA                                $ 47,725,488     $ 48,285,677      15.2%
   AA                                   29,971,717       30,760,155       9.7%
   A                                   166,986,792      174,887,133      55.1%
   BBB                                  56,514,218       57,947,273      18.3%
   BB and below                          7,680,375        5,560,125       1.7%
                                      ------------     ------------     -----
   Total invested assets              $308,878,590     $317,440,363     100.0%
                                      ============                      =====
   Accrued investment income                              6,806,127
                                                       ------------
   Total market value,
     including accrued
     investment income                                 $324,246,490
                                                       ============

      According to information provided by the ceding companies under these four annuity reinsurance contracts, at September 30, 2002 the maturity distribution of the assets (excluding accrued investment income) held and managed by those ceding companies was approximately:

             MATURITY                  BOOK VALUE      MARKET VALUE   % OF TOTAL
             --------                 ------------     ------------   ----------
   Within one year                    $ 16,101,150     $ 16,337,360       5.1%
   From one to five years               71,589,567       74,101,141      23.3%
   From six to ten years                71,928,287       72,720,906      22.9%
   More than ten years                 149,259,585      154,280,686      48.7%
                                      ------------     ------------     -----
   Total all years                    $308,878,590     $317,440,363     100.0%
                                      ============     ============     =====

Embedded Derivatives

      In applying the requirements of FAS 133 - Accounting for Derivative Instruments and Hedging Activities, we have concluded that there are embedded derivatives within the Funds withheld at interest receivable related to certain of our annuity reinsurance contracts written on a modified coinsurance or coinsurance funds withheld basis that require bifurcation and separate accounting. These embedded derivatives are similar to a total return swap arrangement on the underlying assets held by our ceding companies. We have developed a cash flow model to arrive at an estimate of the fair value of this total return swap that uses various assumptions regarding future cash flows under the affected annuity reinsurance contracts. The change in fair value of these embedded derivatives is recorded in our statements of operations as Net change in fair value of embedded derivatives, which is a non cash item. The change in fair value also impacts the emergence of expected gross profits for purposes of amortizing deferred acquisition costs associated with these contracts. The application of this accounting policy has increased the volatility of our reported earnings. While we have made an estimate of the fair value of these embedded derivatives using a model that we believe to be appropriate and based upon reasonable assumptions, the assumptions used are subjective and may require adjustment in the future. In addition, as industry standards for estimating the fair value of embedded derivatives develop, it is possible that we may modify our methodology. Changes in our assumptions and industry standards could have a significant impact on the fair value of the embedded derivatives and our reported earnings. We do not bifurcate and separately account for the embedded derivatives contained in certain of our contracts, including our Transamerica annuity reinsurance agreement, because we acquired those agreements prior to the transition date elected by us under FAS 133, as amended by FAS 137. Because of the nature of the assets underlying our Transamerica contract, which are roughly 67% convertible bonds, the bifurcation and separate accounting for the embedded derivatives contained in this contract would add significant volatility to our reported results.

LIQUIDITY AND CAPITAL RESOURCES

      Our liquidity and capital resources are a measure of our overall financial strength and our ability to generate cash flows from our operations to meet our operating and growth needs. Our principal sources of funds are premiums received, net investment income, proceeds from investments called, redeemed or sold and cash and short term investments. The principal obligations and uses of the funds are the payment of policy benefits, acquisition and operating expenses and the purchase of investments. In addition, as a Bermuda reinsurer we are required to post collateral for the statutory reserves ceded to us by U.S. based insurers and reinsurers. Under the terms of our reinsurance agreements we are required to provide letters of credit or fund trust accounts with liquid assets to satisfy these collateral requirements. At both September 30, 2002 and December 31, 2001, letters of credit totaling $197 million had been issued by our bankers in favor of certain ceding insurance companies to provide security and meet regulatory requirements. At September 30, 2002 and December 31, 2001 letters of credit totaling $107 million and $101 million, respectively, were fully collateralized by our investments. At September 30, 2002 and December 31, 2001, investments of $310 million and $272 million, respectively, were held in trust for the benefit of certain ceding insurance companies to provide security and to meet regulatory requirements. For the nine months ended September 30, 2002, we generated $27,790,000 from our operating activities, substantially all of which has been posted as collateral to our cedents.

      Based on our projections of our ceding companies' statutory reserve cessions, in order to satisfy our obligations under our existing reinsurance agreements, we will need to post $140.0 million to $230.0 million of additional collateral by December 31, 2002. Our ability to meet these additional security requirements is dependent upon our ability to raise capital and/or otherwise expand our collateral funding capacity, neither of which we have been able to do successfully given, among other reasons, the pending restatement of our financial statements for 2000 and 2001. We are seeking to retrocede or sell certain of our reinsurance agreements to reduce our aggregate collateral requirements, but we have no agreements to do so at this time. If we are unable to meet the security requirements of our cedents, we may be required to cease writing new business. In addition, we may be in violation of our existing reinsurance contracts and subject to the remedies set forth therein. Our cedents may also ask that the agreements be recaptured. These recaptures could result in losses, but could also improve our liquidity and our ability to meet the collateral requirements of our remaining cedents.

      We currently have unsecured letters of credit of approximately $49,000,000 outstanding under a letter of credit facility with Citibank. In October 2002, Citibank agreed to extend this unsecured letter of credit facility into next year in exchange for our agreement to secure, or otherwise eliminate, the letter of credit facility by June 30, 2003.

      As of September 30, 2002, we had $45,000,000 of unsecured letters of credit outstanding under a letter of credit facility with Manulife Financial that had been posted as security to allow our United States operating subsidiary to take credit on its statutory financial statements for reinsurance ceded to our Bermuda operating company. During the October 2002, Manulife requested that the unsecured letters of credit it had issued on our behalf be secured. Consequently, in November 2002, our Bermuda operating subsidiary deposited $15,000,000 with our United States operating subsidiary as funds withheld. Further, our United States operating subsidiary is in the process of facilitating the recapture of one of its contracts that would reduce its collateral needs by an additional $15,000,000. We have committed to securing or eliminating the remaining $15,000,000 in letters of credit issued by Manulife under our letter of credit facility by December 31, 2002. Due to Manulife's request to secure its letter of credit facility and our inability thus far to post sufficient security for our United States operating subsidiary, the Connecticut Insurance Department has requested that all financial transactions between us and our United States operating subsidiary be preapproved by the insurance department.

      During 2001, we entered into a reinsurance agreement with a reinsurer to cede excess U.S. Statutory reserves (the amount by which the cedents U.S. Statutory reserves exceed our U.S. GAAP reserves for certain life insurance contracts subject to certain state statutory regulations known as Triple-X) to the reinsurer. Under the agreement, the reinsurer is obligated to fund the collateral requirements associated with these excess U.S. Statutory reserves by making cash deposits with us. As of September 30, 2002, we had received deposits of $147 million from the reinsurer. The reinsurer has the right to terminate the agreement with 180 days notice, which would require us to return all deposits. As part of this contract we deposited $41 million with the reinsurer, which is included in

Deposits and other reinsurance receivables on our Balance Sheet. We receive the benefit of investment income from the investment of the funds received and our deposit with the reinsurer and we pay the third party reinsurer certain fees associated with the contract. These fees, in part, are determined by the amount of deposits received by us. The fees also have a variable component tied to LIBOR rates. In the third quarter of 2002, we entered into two interest rate swaps pursuant to which we effectively transferred a portion of the risk that these variable fees will increase to a third party. As noted above, due to the pending restatement of our financial statements for 2000 and 2001, among other reasons, we are not currently able to access additional funds under this agreement.

      On March 1, 2002 we filed a shelf registration statement on Form S-3 to register under the Securities Act of 1933 $200,000,000 of senior debt to be sold in one or more transactions on a delayed basis. We do not currently expect to issue any of this debt in the near future.

      We have no material commitments for capital expenditures as of September 30, 2002, but as noted above, we have significant obligations coming due in the next several weeks and months that we will not be able to satisfy unless we are able to raise additional capital, establish a new collateral funding facility or sell off or otherwise transfer certain of our reinsurance contracts that have significant collateral requirements.

      In September 2002, we engaged Morgan Stanley to assist us in seeking to raise capital, and we have been in discussions with several parties regarding this and other strategic alternatives. There can be no assurances that our efforts to raise capital or pursue other strategic alternatives will be successful.

      On October 30, 2002, the board of directors declared a quarterly dividend of $.05 per share payable on November 28, 2002 to shareholders of record on November 15, 2002. The continued payment of dividends is dependent on the ability of our operating subsidiaries to achieve satisfactory underwriting and investment results, generate free cash flow and other factors determined to be relevant by our board of directors.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      There have been no material changes since December 31, 2001 with respect to our market risk exposure described in our Annual Report on Form 10-K for the year ended December 31, 2001, except as described below with respect to certain investment return and lapse assumptions underlying our write downs of deferred acquisition costs related to our annuity reinsurance agreement with Transamerica, and with respect to certain interest rate swaps entered into during the third quarter of 2002. However, as discussed in "Pending Restatement of 2000 and 2001 Financial Statements," we are in the process of restating our financial statements for the fiscal year ended December 31, 2001 to implement FAS 133 - Accounting for Derivative Instruments and Hedging Activities effective in the first quarter of 2001 and intend to amend Item 7A of the Form 10-K accordingly. As a result, we have described below additional exposure to market risk as of December 31, 2001 as a result of the application of FAS 133 to certain of our annuity reinsurance agreements.

      Certain of our modified coinsurance and coinsurance funds withheld annuity reinsurance agreements have features that constitute embedded derivatives that require bifurcation and separate accounting under FAS 133 - Accounting for Derivative Instruments and Hedging Activities. We have identified an embedded derivative, similar to a total return swap arrangement, within our funds withheld receivable asset that we record in connection with these agreements. The valuation of these embedded derivatives requires complex cash flow modeling and assumptions, most notably with respect to expected future cash flows. The net fair value of these derivatives is classified on our Balance Sheet as a component of our Funds withheld asset. Changes in the fair value of these derivatives are reported in net income as Net change in fair value of embedded derivatives. While we believe these estimates of future cash flows and other assumptions in our models were reasonable when made, the assumptions used are subjective and may require adjustment in the future.

      The methodology we use to determine the fair value of the embedded derivatives in our annuity reinsurance agreements that require bifurcation and separate accounting under FAS 133 is to determine the value of the host contract (notional asset) based upon expected future cash flows under the annuity contracts. The fair value of the embedded derivative is calculated as the market value of the actual assets less the fair value of the notional asset. The change in fair value of the embedded derivative is influenced by changes in credit risk, yield curve shifts, changes in expected future cash flows under the annuity contracts and, to a lesser extent, interest rate changes.

      As of December 31, 2001, the net impact on our embedded derivatives of a 20 basis point increase or decrease in credit spreads is a loss or gain on the embedded derivative of approximately $3.8 million.

      As of December 31, 2001, the net impact on our embedded derivatives of a 50 basis point increase or decrease in interest rates as a result of duration mismatching is a gain or loss on the embedded derivative of approximately $263,000. The duration of the actual assets is approximately 6.1 years and the duration of the notional asset is approximately 6.2 years. As a result, we believe the impact of interest rate movements on the embedded derivative will be small.

      The table below shows the change in our embedded derivatives by quarter for 2001 and 2002. The embedded derivative at fair value is classified on our Balance Sheet as a component of our Funds withheld asset.

                                    CHANGE IN EMBEDDED    EMBEDDED DERIVATIVE
                                      DERIVATIVE VALUE        AT FAIR VALUE
                                    ------------------    -------------------
    Cumulative Effect prior to 2001   $    (3,665,735)       $  (3,665,735)
    First Quarter 2001                $      (148,927)       $  (3,814,662)
    Second Quarter 2001               $     1,846,981        $  (1,967,681)
    Third Quarter 2001                $    (5,265,396)       $  (7,233,077)
    Fourth Quarter 2001               $     8,596,369        $   1,363,292
    First Quarter 2002                $     1,590,098        $   2,953,390
    Second Quarter 2002               $    (6,566,805)       $  (3,613,415)

      We implemented FAS 133 effective as of the first quarter of 2001 and, consequently, there is no comparative information for 2000. We included the cumulative effect of the change in accounting principle in the table.

      During the fourth quarter of 2001, we determined that the minimum interest guarantees on the policies underlying the Transamerica contract had been exposed and, as a result, wrote down our deferred acquisition cost asset by $19,500,000. (As noted above under "Pending Restatement of 2000 and 2001 Financial Statements," we are in the process of allocating portions of this charge to prior periods.) In determining the write down of our deferred acquisition costs, we assumed annual investment returns on convertible bonds of 10% for 2002 and 8% for each year thereafter, and we assumed annual investment returns of 6% on each other asset class in which policyholder premiums have been invested. We also assumed a lapse rate for the underlying policies of 26% in 2002, 21% in 2003 and 15% in 2004. These assumed lapse rates include assumptions regarding full surrenders, partial withdrawals and policyholder deaths. In the second quarter of 2002, we revised our investment return assumptions on convertible bonds, assuming no annualized return for the remainder of 2002 and an 8% annual investment return for each year thereafter. The annual investment returns on each other asset class remained at 6%. Also in the second quarter of 2002, we revised our lapse assumptions and assumed lapse rates of 28% for the remainder of 2002, 25% in 2003 and 16% in 2004 and each year thereafter. Based on these revised assumptions, we wrote down our deferred acquisition cost asset by an additional $24,796,000 in the second quarter of 2002. Consistent with our accounting policies, we will review the key assumptions used in determining this write down quarterly. A change in these assumptions could result in additional charges that would adversely impact future earnings. If our assumptions for investment return prove to be inaccurate, or if lapse rates exceed our assumptions, we may be required to record additional charges which would adversely impact future earnings. Assuming no change in lapse assumptions, the net impact of a 100 basis point decrease in our investment return assumptions in all future years would have required an additional write down of deferred acquisition costs of approximately $6,672,472 in the second quarter of 2002. Assuming no change in our investment return assumptions, an initial 1% increase in our lapse assumptions on our Transamerica annuity contract in all future years would have required an additional write down of deferred acquisition costs of approximately $6,709,775 in the second quarter of 2002. Subsequent increases of our lapse assumptions might result in larger incremental increases in the required write downs of deferred acquisition costs.

      In the third quarter of 2002, we entered into two interest rate swaps. The collateral costs associated with our collateral funding facility have a variable component tied to LIBOR rates. Pursuant to the terms of the interest rate swap agreements, we effectively transferred a portion of the risk that these variable fees will increase to a third party. This five year interest rate swap agreement effectively fixes the rate on the variable fees associated with approximately $67 million of the deposits received by us under our collateral funding facility at 3.7%. We are exposed to credit risk in the event of non-performance by the counterparty to the interest rate swap agreement, although we do not expect such non-performance.

COMPETITION

      The reinsurance industry is highly competitive. In our target market of North America, we compete with approximately 20 reinsurers, both domestic and foreign, of annuity or life insurance products. These competitors primarily reinsure life insurance and health insurance risks and, to a lesser degree, annuity risks. Many of these competitors are well established, have significant operating histories, strong financial ratings, long-standing client relationships and substantially greater financial and management resources than do we.

      Reinsurers compete on the basis of many factors, including premium charges, terms and conditions of reinsurance policies, financial ratings, reputation, claims adjudication philosophy and general industry experience. We believe that our primary competitors include Transamerica Occidental Life Insurance Company, Reinsurance Group of America, Inc., ING Reinsurance, Employers Reassurance Corporation and Swiss Reinsurance. However, within the reinsurance industry, our competitors can change from year to year.

LEGAL PROCEEDINGS

      On January 21, 2002, we served written notice of arbitration in connection with our annuity reinsurance contract with Transamerica Occidental Life Insurance Company. In the arbitration, we were seeking monetary damages and/or equitable relief from Transamerica based on our claim that certain actions and/or omissions by Transamerica deprived us of the benefit of the reinsurance transaction. On November 8, 2002, we announced that our claim against Transamerica had been denied by the arbitration panel assigned to the matter. The arbitration panel upheld Transamerica's position that our annuity reinsurance contract was a valid and enforceable contract and that Transamerica had acted in a commercially reasonable manner.

      In May 2002, we served written notice of arbitration in connection with two life reinsurance agreements. During the third quarter of 2002, we settled our arbitration with Lincoln National, which recaptured the contract that had been the subject of that arbitration. The other arbitration is continuing.


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


FINANCIAL RATINGS

      In the third quarter of 2002, A.M. Best downgraded the financial strength ratings of Annuity and Life Reassurance and Annuity and Life Reassurance America from "A-" to "B++." The financial strength ratings of Annuity and Life Reassurance and Annuity and Life Reassurance America have also been downgraded by Standard & Poor's from "A-" to "BBB+" and from "A" to "BBB+" by Fitch Ratings. These downgrades in our ratings have adversely affected our ability to enter into new reinsurance treaties and raise capital. Further downgrades may adversely affect our ability to retain existing business, effectively preclude us from writing new business, and permit some of our ceding companies to terminate certain reinsurance agreements.

EMPLOYEES

      As of September 30, 2002, we had fifteen employees located in Bermuda and nineteen employees located in the United States.

      On September 12, 2002, we announced that Lawrence S. Doyle had retired from his position as our President and Chief Executive Officer and has resigned from his seat on our board of directors. We have engaged an executive search firm to help us identify an appropriate replacement for Mr. Doyle. Until an appropriate replacement is identified, a transition committee consisting of Frederick S. Hammer and Robert M. Lichten, each of whom is a director of our Company, will oversee our management and operations.


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


                           FORWARD LOOKING STATEMENTS

      Certain matters contained in this report are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. Such statements may include, but are not limited to, projections of earnings, revenues, income or loss, capital expenditures, plans for future operations and financing needs or plans, as well as assumptions relating to the foregoing. The words "expect", "project", "estimate", predict", "anticipate", "believes", and similar expressions are also intended to identify forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements. We assume no obligation to update any forward-looking statement to reflect actual results or changes in or additions to the factors affecting such forward-looking statements.

      Factors that could cause our actual results of operations or financial condition to differ from those described in this report include, but are not necessarily limited to, the following:

      o As a Bermuda reinsurer, we are required to post collateral for the statutory reserves ceded to us by U.S. based insurers and reinsurers. In order to satisfy our obligations under our existing reinsurance agreements, we will need to post approximately $140.0 million to $230.0 million of additional capital by December 31, 2002. We will not be able to satisfy these collateral requirements unless we are able to raise additional capital, establish a new collateral funding facility or sell off or otherwise transfer certain of our reinsurance contracts that have significant collateral requirements. At present, we have no commitments for capital or the transfer of any of our reinsurance contracts.

      o In 2001 and 2002 to date, we have experienced substantial losses largely due to the failure of the investments supporting some of the policies that we reinsure to generate returns sufficient to discharge our reinsurance obligations. In consequence, we have incurred cash charges of $16,300,000 in respect of underfunded minimum interest guarantees under the Transamerica contract and taken non-cash write downs of approximately $69,000,000 on the deferred acquisition cost of that contract. These payments and non-cash losses have adversely affected our operations and financial condition, and we may continue to incur such losses if the financial markets do not improve.

      o A decline in our financial ratings would adversely affect our business. Insurers and reinsurance intermediaries use insurance ratings as an important means of assessing the financial strength and quality of reinsurers. In the third quarter of 2002, A.M. Best downgraded the financial strength ratings of Annuity and Life Reassurance and Annuity and Life Reassurance America from "A-" to "B++." The financial strength ratings of Annuity and Life Reassurance and Annuity and Life Reassurance America have also been downgraded by Standard & Poor's from "A-" to "BBB+" and from "A" to "BBB+" by Fitch Ratings. These ratings downgrades have adversely affected our ability to enter into new reinsurance treaties and raise capital. Further downgrades may adversely affect our ability to retain existing business, effectively preclude us from writing new business, and permit some of our ceding companies to terminate certain reinsurance agreements.

      o We have been under review by the Securities and Exchange Commission for an extended period, and, as a result of that review, will be restating our financial statements for 2000, 2001 and 2002 to date. If we are unable to complete the review process in the near future, our ability to obtain necessary financing and otherwise to operate our business may be severely compromised.

      o We face significant competition from major U.S. and non-U.S. reinsurers, many of which are well established and have substantially greater financial and management resources than we do. Competition in the reinsurance business is based on many factors, including premium charges, terms and conditions of products offered, financial ratings, reputation, claims adjudication philosophy and general industry experience. If we are unable to maintain or increase our position in the market, our business could be adversely affected. Furthermore, because we rely on a small number of clients, our business is more susceptible to the adverse effects of competition from other reinsurers.


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


      o Management of our underwriting risk is critical to the success of our business. In particular, we attempt to structure our investments to match our anticipated liabilities under reinsurance policies. If our calculations with respect to our reinsurance liabilities are incorrect, or if we improperly structure our investments to match such liabilities, we could have unexpected losses, including losses resulting from forced liquidation of investments prior to their maturity. We have experienced, for example, substantial losses under several of our largest annuity contracts as a result of failures of underwriting assumptions.

      o In preparing our financial statements, we use estimates and assumptions based upon the best information available, and management's best judgment, at the time our financial statements are prepared. The most significant estimates relate to policyholder benefit reserves for both life and annuity business, the value of embedded derivatives and deferred acquisition costs. These valuation accounts are estimates requiring us to make assumptions about future mortality, persistency, expenses, and investment performance based upon historical results and information provided to us by our cedents. Actual results could differ (and, in the past, have differed) materially from our estimates for a variety of reasons, including the failure of our ceding companies to report adequate, accurate information regarding material developments under our reinsurance agreements in a timely manner. Such differences could be material to our future results.

      o Our success is dependent on our ability to manage our investment risks. The success of our investment strategy may be affected by general economic conditions, which can adversely affect the markets for interest-rate-sensitive securities and equity securities, including the level and volatility of interest rates and the extent and timing of investor participation in these markets. Unexpected volatility or illiquidity in the markets in which we directly or indirectly hold positions could adversely affect our business. Our investments and the assets held and managed by our ceding companies include a limited amount of investments in below investment grade fixed income securities. While any investment carries some risk, the risks associated with lower-rated securities generally are greater than the risks associated with investment grade securities. We may also seek to hedge the equity related investment risk associated with our products. If we fail to match the equity related asset risk accurately with the equity related liabilities, we could be exposed to the volatility of the equity markets. This could result in losses, such as those experienced under our Transamerica contract, which in turn could further adversely affect our business.

      o Significant changes in interest rates expose us to the risk of reduced income or increased losses based on the difference between the interest rates earned on investments and the credited interest rates paid on outstanding reinsurance contracts. Both rising and declining interest rates can negatively affect the income we derive from these interest rate spreads.

      o Pursuant to FAS 133 - Accounting for Derivative Instruments and Hedging Activities, certain of our annuity reinsurance contracts written on a modified coinsurance or a coinsurance funds withheld basis are deemed to host embedded derivatives that must be bifurcated and accounted for separately. Changes in the fair value of the embedded derivatives are primarily driven by credit risk related changes in the market value of assets underlying these contracts, yield curve shifts, changes in expected future cash flows and, to a lesser extent, changes in interest rates. These changes in fair value are reported as a component of net income, thereby increasing the volatility of our reported net income. If prevailing market conditions or other factors adversely impact the performance of the embedded derivative components of our annuity reinsurance contracts, it could have a substantial effect on our results of operations.

      o Under our annuity reinsurance contracts, we are generally allocated our proportionate share of the premiums, investment income and realized capital gains and losses on premiums paid to our ceding companies by underlying policyholders. The performance of these invested premiums depends to a great extent on overall performance of the financial markets, underlying fund performance, and the ability of our ceding companies, or our ceding companies' investment managers, to make appropriate investments. If the invested premiums do not accumulate at rates sufficient to pay guaranteed minimum death benefits, guaranteed minimum income benefits and earnings enhanced benefits, as well as statutorily mandated minimum guarantee rates on the underlying policies before the policyholder dies, surrenders or annuitizes the policy, we could be forced to fund these policy benefits. This could result in significant losses which, in turn could adversely affect our business. For example, as discussed elsewhere in this report, we were required to pay approximately $2,800,000 and $13,500,000 in 2000 and 2001, respectively, under our
            annuity reinsurance contract with Transamerica to cover our proportionate share of the shortfall that arose due to the fact that the assets supporting the underlying policies substantially underperformed the minimum interest guarantees for such policies that had been surrendered. In addition, we have written down a significant amount of deferred acquisition costs related to our Transamerica contract as a result of expected future minimum interest guarantee payments.

      o Approximately $1.4 billion of the assets supporting the policies we reinsure are held and managed by our ceding companies or their investment managers under our modified coinsurance and coinsurance funds withheld arrangements. A significant portion of our total investments is therefore dependent upon the investment decisions of third parties over whom we have limited, if any, control.

      o We have entered into a few large annuity reinsurance contracts, including those with Transamerica, Ohio National and Hartford Life. There is a material concentration of net premiums, funds withheld at interest, deferred policy acquisition costs and interest sensitive contract liabilities with respect to these reinsurance contracts and the underlying policies reinsured. If the specified contracts are unprofitable in future periods, the results of our operations and financial condition will be adversely affected.

      o The Accounting Standards Executive Committee (a committee of the American Institute of Certified Public Accountants) has issued a proposed Statement of Position that, if adopted, could require us to establish additional reserves for our reinsurance contracts relating to guaranteed minimum death benefits. We anticipate that the reserve adjustments that will be required if the proposed standards are adopted will be volatile, and this volatility will affect our reported results of operations.

      o Within our annuity segment, we reinsure policies providing for various guaranteed payments and benefits, including minimum interest guarantees, guaranteed minimum death benefits and guaranteed minimum income benefits. These benefits are calculated on the basis of guaranteed returns on premiums or account values achieved during the term of the annuity. Because of the weak performance of the financial markets and declining interest rates in recent periods, the investment portfolios supporting these policies have failed to produce sufficient returns to cover our obligations under them. In consequence, we have been required to make minimum interest guarantee payments in excess of those anticipated, experienced lower than expected persistency in certain contracts as policyholders appear to have elected to take advantage of the guaranteed benefits in greater than anticipated numbers, and to record charges and write downs to reflect greater than expected liabilities.

            The pricing models used in underwriting the policies providing for guaranteed payments and benefits generally did not assume an environment in which rates of return would remain at or below the guaranteed minimum interest rates or income benefits for a sustained period, because the guaranteed amounts were generally at the low end of historic rates of investment return. In the case of the guaranteed minimum death benefits, these assumptions did not contemplate the extreme volatility of the financial markets during recent periods, which has resulted in higher than expected differences between account values and the death benefit guaranteed. These differences resulted in part because of the high account values achieved during the bull market of the 1990s, followed by the recent steep decline in financial markets and resultant declines in account values. If interest rates and the financial markets do not improve, our exposure to these risks will remain high, and may increase. Furthermore, reinsurers have relatively little experience with the behavior of policyholders in circumstances like those existing at present; thus our assumptions about persistency and the numbers of policyholders electing to take advantage of certain benefits may be proved wrong.

      o Most of the annuity products offered by our cedents allow policyholders to withdraw their funds under certain circumstances. In addition, both our life and annuity our reinsurance agreements may provide recapture rights that allow the ceding companies to reassume all or a portion of the risk formerly ceded to us either at an agreed upon time, usually ten years, or sooner, subject to various conditions, including a downgrade of our financial strength ratings below the levels set forth in our reinsurance agreements. We seek to manage our investment portfolios so as to provide and maintain sufficient liquidity to support anticipated withdrawal demands and recaptures. Unanticipated withdrawal, surrender or recapture activity may require us to dispose of assets on unfavorable terms, which could have an adverse affect on our business.


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


      o Terrorist attacks may negatively affect our operations. There can be no assurance that there will not be further terrorist attacks against the United States or United States businesses. As a result of terrorism, the United States has entered into an armed conflict which could have a further impact on our business. Political and economic instability in some regions of the world may also result and could negatively impact our business. The consequences of further terrorist attacks and these armed conflicts are unpredictable, and we may not be able to foresee events that could have an adverse affect on our business.

      o Our reinsurance contracts expose us to mortality risk, which is the risk that the level of death claims may differ from that which we assumed in pricing our life and annuity reinsurance contracts. Mortality experience that is less favorable than the mortality rates that we used in pricing a reinsurance agreement will negatively affect our net income. Furthermore, even if the total benefits paid over the life of the contract do not exceed the expected amount, unexpected increases in the incidence of deaths can cause us to pay more benefits in a given accounting period than expected, adversely impacting short-term profitability in any particular quarter or year.

      o Our success is dependent upon our ability to attract and retain key executive officers. In particular, following the retirement of Mr. Doyle, we are currently seeking a new Chief Executive Officer. The loss of the services of key individuals, our inability to hire and retain a new Chief Executive Officer or other talented personnel, or our inability to secure appropriate work permits for such individuals could adversely affect our business.

      o We are subject to the laws and regulations of the jurisdictions in which we conduct business. These laws and regulations cover many aspects of our business, including licensure, premium rates, marketing practices and capital adequacy. Recently, the insurance and reinsurance regulatory framework has become subject to increased scrutiny in many jurisdictions and regulators have started to reexamine existing laws and regulations. Changes in these laws and regulations could have an adverse affect on our operations. In addition, further deterioration in our financial condition could expose our operations in the United States to various levels of regulatory control.

      o When we purchase reinsurance from another reinsurance company, known as a retrocessionaire, to cover certain risks that we have ourselves reinsured, we are subject to the risk that the retrocessionaire will be unable to pay amounts due to us because of its own financial troubles. The failure of a retrocessionaire to pay amounts due to us will not absolve us of our responsibility to pay our customers for risks that we have insured. Failure of our retrocessionaires to pay us could have a material adverse effect on our business, results of operations and financial condition.

      o The market for annuities and many life insurance products in the United States is based in part on the favorable tax treatment such products receive relative to certain other investment alternatives. Any material change in such tax treatment would have an adverse affect on the market for such products. In addition, many life insurance products are used to reduce federal estate tax obligations. The United States Congress has recently adopted legislation that eliminates federal estate tax over a ten-year period. Under this legislation, the demand for life insurance products could be reduced, which in turn could adversely affect our business.

      o A prolonged general economic downturn or a prolonged downturn in the equity and other capital markets could adversely affect the market for many annuity and life insurance products. If the market for annuities or life insurance were adversely affected, it would likely depress the demand for reinsurance of annuities or life insurance, which would have an adverse affect on our business.

      o As a holding company, we have no significant operations or assets other than our ownership of the capital stock of our subsidiaries. Dividends and other permitted payments from our subsidiaries are our sole source of funds to pay expenses and dividends. The payment of dividends to us by our subsidiaries is subject to and limited by regulatory restrictions. Accordingly, there is no assurance that we will declare and pay dividends in the future.


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


      o Annuity and Life Re (Holdings) and Annuity and Life Reassurance are Bermuda corporations that we believe are not subject to United States income tax because they do not engage in business in the United States. However, because there is no definitive guidance as to what constitutes being engaged in trade or business in the United States, there can be no assurance that in the future the Internal Revenue Service may not contend that they are engaged in trade or business in the United States. If they were considered to be engaged in business in the United States, they could be subject to United States tax at regular corporate rates on their taxable income that is effectively connected with their United States business plus an additional 30% "branch profits" tax on such income remaining after the regular tax. Such taxes would have an adverse affect on our business.


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


                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    ANNUITY AND LIFE RE (HOLDINGS), LTD.


November 19, 2002                   By: /s/ John F. Burke
                                        --------------------------------------
                                        John F. Burke
                                        Chief Financial Officer



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